Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of Fisker Inc. on Form S-1 of our report dated March 12, 2020 (which includes an explanatory paragraph relating to the ability of Spartan Energy Acquisition Corp. to continue as a going concern), relating to the balance sheets of Spartan Energy Acquisition Corp. as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2019. We also consent to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York

November 9, 2020